Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: 	Eaton Vance Series Trust (the "Registrant")
on behalf of Eaton Vance Tax-Managed Growth
Fund 1.0
       Registration File No.  811-02589

CIK No. 0000102818

Ladies and Gentlemen:

On behalf of the Registrant, transmitted herewith pursuant to Rule 30b1-1 under the Investment
Company Act of 1940, as amended, is an amendment to the Registrant's Annual Form N-SAR filing for the year ended December 31, 2016 (the "Amendment"). This
Amendment is being filed to include the internal control report of the Registrant's independent registered public accounting firm, which was inadvertently omitted in the Annual Form N-SAR filing that was made on February
28, 2017.

If you have any questions concerning the Amendment, please do not hesitate to contact me at (617) 672-8119.

Very truly yours,

/s/ James F. Kirchner

James F. Kirchner

Treasurer